Exhibit 14.2

Sarbanes Oxley Code of Ethics and Business Conduct

26North BDC, Inc. (the "Company") is committed to conducting business in accordance with applicable laws, rules and regulations and the highest standards of business ethics, and to full and accurate disclosure— financial and otherwise—in compliance with applicable law. This Sarbanes Oxley Code of Ethics and Business Conduct (this " Code"), applicable to the Company's Chief Executive Officer and Chief Financial Officer and Treasurer (or persons performing similar functions) (together, the "Covered Persons"), sets forth policies to guide you in the performance of your duties.

As a Covered Person, you must comply with applicable law and have a responsibility to conduct yourself in an honest and ethical manner. You have responsibilities that include creating a culture of high ethical standards and a commitment to compliance, maintaining a work environment that encourages the internal reporting of compliance concerns and promptly addressing compliance concerns.

This Code recognizes that Covered Persons are subject to certain conflicts of interest inherent in the operation of investment companies, because Covered Persons currently or may in the future serve as Covered Persons of the Company, as officers or employees of the Company's investment adviser and/or affiliates of 26North Direct Lending LP (the "Adviser") and as officers or directors of other business development companies, registered investment companies and unregistered investment funds advised by the Adviser or its affiliates. This Code also recognizes that certain laws and regulations applicable to, and certain policies and procedures adopted by, the Company or the Adviser govern your conduct in connection with many of the conflict of interest situations that arise in connection with the operations of the Company, including:

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the Investment Company Act of 1940, as amended (the "1940 Act");
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the Investment Advisers Act of 1940, as amended (the "Advisers Act");
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the Joint Code of Ethics adopted by the Company and the Adviser pursuant to Rule 17j-1(c) under the 1940 Act (collectively, the "1940 Act Code of Ethics");
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the policies and procedures adopted by the Company to address conflict of interest situations (collectively, the "Company Policies"); and
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the Adviser's general policies and procedures to address, among other things, conflict of interest situations and related matters (collectively, the "Adviser Policies").

The provisions of the 1940 Act, the Advisers Act, the 1940 Act Code of Ethics, the Company Policies and the Adviser Policies are referred to herein collectively as the "Basic Conflict Rules".

This Code is different from, and is intended to supplement, the Basic Conflict Rules. Accordingly, a violation of the Basic Conflict Rules by a Covered Person is hereby deemed not to be a violation of this Code, unless and until the Company's Board of Directors shall determine that any such violation of the Basic Conflict Rules is also a violation of this Code.

Covered Persons Should Act Honestly and Candidly

Each Covered Person has a responsibility to the Company to act with integrity. Integrity requires, among other things, being honest and candid. Deceit and subordination of principle are inconsistent with integrity.

Each Covered Person must:

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act with integrity, including being honest and candid while still maintaining the confidentiality of information where required by law or the Additional Conflict Rules;
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comply with the laws, rules and regulations that govern the conduct of the Company's operations and report any suspected violations thereof in accordance with the section below entitled "Compliance With Sarbanes Oxley Code of Ethics and Business Conduct"; and
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adhere to a high standard of business ethics.

Conflicts of Interest

A conflict of interest for the purpose of this Code occurs when your private interests interfere in any way, or even appear to interfere, with the interests of the Company.

Covered Persons are expected to use objective and unbiased standards when making decisions that affect the Company, keeping in mind that Covered Persons are subject to certain inherent conflicts of interest because Covered Persons of Company also are or may be officers of other companies/trusts, the Adviser and other funds advised or serviced by the Adviser (as a result of which it is incumbent upon you to be familiar with and to seek to comply with the Additional Conflict Rules).

Covered Persons are required to conduct the business of the Company in an honest and ethical manner, including the ethical handling of actual or apparent conflicts of interest between personal and business relationships. When making any investment, accepting any position or benefits, participating in any transaction or business arrangement or otherwise acting in a manner that creates or appears to create a conflict of interest with respect to the Company where you are receiving a personal benefit, you should act in accordance with the letter and spirit of this Code.

If you are in doubt as to the application or interpretation of this Code to you as a Covered Person of the Company, you should make full disclosure of all relevant facts and circumstances to the chief compliance officer of the Adviser (the "Chief Compliance Officer") and obtain the approval of the Chief Compliance Officer prior to taking action.

Some conflict of interest situations that should always be approved by the Chief Compliance Officer, if material, include the following:

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the receipt of any entertainment or non-nominal gift by a Covered Person, or a member of his or her family, from any company with which the Company has current or prospective business dealings (other than the Adviser), unless such entertainment or gift is business related, reasonable in cost, appropriate as to time and place, and not so frequent as to raise any question of impropriety;
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any ownership interest in, or any consulting or employment relationship with, any of the Company's service providers, other than the Adviser; or
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a direct or indirect financial interest in commissions, transaction charges or spreads paid by the Company for effecting portfolio transactions or for selling or redeeming shares other than an interest arising from the Covered Person's employment by the Adviser or its affiliates, such as compensation or equity ownership.

Disclosures

It is the policy of the Company to make full, fair, accurate, timely and understandable disclosure in compliance with all applicable laws and regulations in all reports and documents that the Company files with, or submits to, the Securities and Exchange Commission or a national securities exchange and in all other public communications made by the Company. As a Covered Person, you are required to promote compliance with this policy and to abide by the Company's standards, policies and procedures designed to promote compliance with this policy.

Each Covered Person must familiarize himself or herself with the disclosure requirements applicable to the Company as well as the business and financial operations of the Company. All Covered Persons must not knowingly misrepresent, or cause others to misrepresent, facts about the Company to others, including to the Board of Directors, the Company's independent auditors, the Company's counsel, governmental regulators or self- regulatory organizations.

Compliance With Sarbanes Oxley Code of Ethics and Business Conduct

If you know of or suspect a violation of this Code or other laws, regulations, policies or procedures applicable to the Company, you are encouraged to report that information on a timely basis (i) directly to the Chief Compliance Officer or (ii) anonymously to the Nominating and Governance Committee or Audit Committee by following the "whistleblower" policies adopted by the Adviser from time to time. No one will be subject to retaliation because of a good faith report of a suspected violation.

The Company will follow these procedures in investigating and enforcing this Code, and in reporting on this Code:

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the Chief Compliance Officer, the Nominating and Governance Committee or the Audit Committee, as applicable, will take all appropriate action to investigate any actual or potential violations reported to him, her or it;

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violations and potential violations reported to the Chief Compliance Officer or the Audit Committee will be reported to the Board of Directors after such investigation;
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if the Board of Directors determines that a violation has occurred, it will take all appropriate disciplinary or preventive action; and
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appropriate disciplinary or preventive action may include a letter of censure, suspension, dismissal or, in the event of criminal or other serious violations of law, notification of the Securities and Exchange Commission or other appropriate law enforcement authorities.

Waivers of Sarbanes Oxley Code of Ethics and Business Conduct

Except as otherwise provided in this Code, the Chief Compliance Officer is responsible for applying this Code to specific situations in which questions are presented to the Chief Compliance Officer and has the authority to interpret this Code in any particular situation. The Chief Compliance Officer shall take all action he or she considers appropriate to investigate any actual or potential violations reported under this Code.

The Chief Compliance Officer is authorized to consult, as appropriate, with the chair of the Nominating and Governance Committee, the chair of the Audit Committee and counsel to the Company, the Adviser or the Directors of the Company who are not "interested persons" (as defined in the 1940 Act) of the Company (the "Independent Directors"), and is encouraged to do so.

Any director or executive officer of the Company may request a waiver of any of the provisions of this Code by submitting a written request to the Board of Directors. The Board of Directors shall be responsible for granting any such waivers of this Code for any director or executive officer of the Company. Any waivers of this Code granted to any director or executive officer of the Company, to the extent required, shall be disclosed on Form 10-K, or otherwise, as required by Securities and Exchange Commission rules, and in a Form 8-K or as otherwise required by applicable law and regulation.

Recordkeeping

The Company will maintain and preserve for a period of not less than six years from the date an action is taken, the first two years in an easily accessible place, a copy of the information or materials supplied to the Board of Directors:

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that provided the basis for any amendment or waiver to this Code; and
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relating to any violation of this Code and sanctions imposed for such violation, together with a written record of the approval or action taken by the Board of Directors.

Confidentiality

All reports and records prepared or maintained pursuant to this Code shall be considered confidential and shall be maintained and protected accordingly. Except as otherwise required by law or this Code, such matters shall not be disclosed to anyone other than the Independent Directors, the Company, the Adviser, legal counsels and any other advisors, consultants or counsel retained by the Directors, the Independent Directors or any committee of the Board.

Amendments

This Code may not be amended except in written form, which is specifically approved by a majority vote of the Board of Directors, including a majority of the members of the Board of Directors who are not "interested persons" (as defined in the 1940 Act) of the Company.

No Rights Created

This Code is a statement of certain fundamental principles, policies and procedures that govern all Covered Persons in the conduct of the Company's business. It is not intended to and does not create any rights in any employee, investor, supplier, competitor, stockholder or any other person or entity.

Adopted: September 6, 2023

Updated: July 2024

Sarbanes Oxley Code of Ethics and Business Conduct Certification

I have read, understand my responsibilities as a Covered Person, and confirm my compliance with the requirements under this Sarbanes Oxley Code of Ethics and Business Conduct.

Name:

Title:

Date:

Signature: __________________________________